Exhibit 3.1

CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS OF SERIES A CONVERTIBLE PERPETUAL PREFERRED STOCK OF WESTERN DIGITAL CORPORATION

Pursuant to Section 151 of the Delaware General Corporation Law (as amended, supplemented or restated from time to time, the “DGCL”), Western Digital Corporation, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), in accordance with the provisions of Section 103 of the DGCL DOES HEREBY CERTIFY

FIRST: That, the Amended and Restated Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”) authorizes the issuance of up to Five Million (5,000,000) shares of preferred stock and each such share has a par value of one cent ($0.01), of the Corporation (“Preferred Stock”) in one or more series and expressly vests the Board of Directors of the Corporation (the “Board”) with the authority to fix by resolution or resolutions the designations and the powers, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including without limitation the dividend rate, conversion rights, redemption price and liquidation preference, of any series of shares of Preferred Stock, and to fix the number of shares constituting any such series, and to increase or decrease the number of shares of any such series (but not below the number of shares thereof then outstanding);

SECOND: That, pursuant to the authority vested in the Board by the Certificate of Incorporation, the Board on January 31, 2023, adopted the following resolution designating a new series of Preferred Stock as “Series A Convertible Perpetual Preferred Stock”:

NOW, THEREFORE, BE IT RESOLVED, that, pursuant to the authority vested in the Board in accordance with the provisions of Article IV of the Certificate of Incorporation and the provisions of Section 151 of the DGCL, a series of Preferred Stock of the Corporation designated as “Series A Convertible Perpetual Preferred Stock” is hereby authorized, and the designations, rights, preferences, powers, restrictions and limitations of the Series A Convertible Perpetual Preferred Stock shall be as follows:

i

9. Reissuance of Series A Preferred Stock	35
10. Notices	35
11. Amendments and Waiver	35
12. Withholding	36
13. Tax Matters	36

ii

1. Designation. There shall be a series of Preferred Stock that shall be designated as “Series A Convertible Perpetual Preferred Stock” (the “Series A Preferred Stock”) and the number of shares constituting such series (“Shares”) shall be 900,000 (“Acquired Shares”) with an initial Stated Value (as defined below) of $1,000.00 per Share. The rights, preferences, powers, restrictions and limitations of the Series A Preferred Stock shall be as set forth herein. The Series A Preferred Stock shall be issued in book-entry form on the Corporation’s share ledger, subject to the rights of holders to receive certificated Shares under the DGCL.

2. Defined Terms. For purposes hereof, the following terms shall have the following meanings:

“Accumulated Stated Value” has the meaning set forth in Section 4.1.

“Acquired Shares” has the meaning set forth in Section 1.

“Additional Shares” has the meaning set forth in Section 8.7(k).

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person including, in the case of Elliott and its Affiliates, any investment fund, vehicle or account sponsored or managed by such Person or any other Person that controls, is controlled by, or is under common control with such Person (for clarity, an investment fund, vehicle or account shall be deemed to be an “Affiliate” of all other investment funds, vehicles and accounts under common management, directly or indirectly, with such Person in the case of Elliott)); provided, however, (i) that the Corporation and its Subsidiaries shall not be deemed to be Affiliates of any holder of Shares of Series A Preferred Stock or any of their Affiliates, and (ii) in no event shall an Initial Investor or any its Subsidiaries be considered an Affiliate of Apollo or any portfolio company managed by an Affiliate of Apollo or Elliott, as the case may be, (other than the Initial Investors and their Subsidiaries) or investment fund managed directly or indirectly by an Affiliate of Apollo, nor shall Apollo or Elliott, as the case may be, or any portfolio company (other than the Initial Investors and their Subsidiaries) managed by an Affiliate of Apollo or Elliott, or investment fund managed directly or indirectly by an Affiliate of Apollo, be considered to be an Affiliate of either Initial Investor or any of their Subsidiaries. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

“Apollo” means Apollo Global Management, Inc.

“as-converted basis” means (i) with respect to the outstanding shares of Common Stock as of any date, all outstanding shares of Common Stock calculated on a basis in which all shares of Common Stock issuable upon conversion of the outstanding Shares of Series A Preferred Stock (at the Conversion Price in effect on such date) are assumed to be outstanding as of such date and (ii) with respect to any outstanding Shares of Series A Preferred Stock as of any date, the number of shares of Common Stock issuable upon conversion of such Shares of Series A Preferred Stock on such date (at the Conversion Price in effect on such date).

“beneficially own”, “beneficial ownership of”, or “beneficially owning” any securities shall have the meaning set forth in Rule 13d-3 of the rules and regulations under the Exchange Act; provided, that any Person shall be deemed to beneficially own any securities that such Person has the right to acquire, whether or not such right is exercisable immediately (including assuming conversion of all Preferred Stock, if any, owned by such Person to Common Stock), except, solely with respect to Elliott, as otherwise expressly provided in Section 5.08 of the Elliott Investment Agreement.

“Board” has the meaning set forth in the Recitals.

“Business Day” means a day other than a Saturday, Sunday or other day on which the SEC or banks in the City of New York are authorized or required by law to close.

“Certificate of Designations” means this Certificate of Designations, Preferences and Rights of Series A Convertible Perpetual Preferred Stock of Western Digital Corporation, as it may be amended from time to time.

“Certificate of Incorporation” has the meaning set forth in the Recitals.

“Change in Tax Law” has the meaning set forth in Section 8.7(a).

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Common Stock” means the common stock, par value $0.01 per share, of the Corporation.

“Common Stock Cap Limitation” has the meaning set forth in Section 4.2.

“Common Stock Liquidity Conditions” with respect to a Mandatory Conversion or redemption will be satisfied if: (a) the offer and sale of such share of Common Stock by such holder upon receipt of such Common Stock are registered pursuant to an effective registration statement under the Securities Act and such registration statement is reasonably expected by the Corporation to remain effective and usable by the holder to sell such share of Common Stock, continuously during the period from, and including, the date such share of Common Stock is issued to such holder pursuant to such Mandatory Conversion or conversion upon a redemption, to, and including, the thirtieth (30th) calendar day thereafter; provided, however, that each holder will supply all information reasonably requested by the Corporation for inclusion, and required to be included, in any registration statement or prospectus supplement related to the resale of the Common Stock; (b) each share of Common Stock referred to in clause (a) above (i) will, when issued (or, when sold or otherwise transferred pursuant to the registration statement referred to above) (1) be admitted for book-entry settlement through the Depositary with an “unrestricted” CUSIP number; and (2) not be represented by any Certificate that bears a legend referring to transfer restrictions under the Securities Act or other securities laws; and (ii) will, when issued, be listed and admitted for trading, without suspension or material limitation on trading, on any of The New York Stock Exchange, The NYSE American, The NASDAQ Capital Market, The NASDAQ Global Market or The NASDAQ Global Select Market (or any of their respective successors); and (c) (i) the Corporation has not received any written threat or notice of delisting or suspension by the applicable exchange referred to in clause (b)(ii) above with a reasonable prospect of delisting, after giving effect to all applicable notice and appeal periods; and (ii) no such delisting or suspension is reasonably likely to occur or is pending based on the Corporation falling below the minimum listing maintenance requirements of such exchange.

“Compounded Dividends” has the meaning set forth in Section 4.2.

“Conversion Date” has the meaning set forth in Section 8.3(e).

“Conversion Election Date” means the date upon which the holder’s right to convert its Shares pursuant to Section 8 terminates in connection with a Corporation Redemption, which date shall be no earlier than two Business Days prior to the Corporation Redemption Date.

“Conversion Price” means, initially, 47.75 per Share, as adjusted from time to time in accordance with Section 8.7.

“Conversion Shares” means the shares of Common Stock or other capital stock of the Corporation then issuable upon conversion of the Series A Preferred Stock in accordance with the terms of Section 8.

“Convertible Notes” means $1,100,000,000 of the Corporation’s 1.50% Convertible Senior Notes due 2024 and any successor debt securities issued to refinance the Convertible Notes.

“Corporation” has the meaning set forth in the Preamble.

“Corporation Redemption” has the meaning set forth in Section 7.2.

“Corporation Redemption Date” has the meaning set forth in Section 7.6(b).

“Corporation Redemption Notice” has the meaning set forth in Section 7.2.

“Corporation Redemption Price” means, as of any date of redemption (or Liquidation, if applicable), the greater of (a) the sum of (i) the Optional Redemption Price, plus (ii) accrued and unpaid dividends thereon and (b) the payment that a holder of Shares of Series A Preferred Stock would have received had such holders, immediately prior to such redemption (or Liquidation, if applicable), converted such Shares then held by such holder into shares of Common Stock at the applicable Conversion Price then in effect in accordance with Section 8.1, before any distributions are made to holders of Common Stock and all other Junior Securities and subject to the rights of the holders of any Parity Securities or Senior Securities and the rights of the Corporation’s existing and future creditors.

“Current Market Price” means, on any day, the average of the Daily VWAP for the five (5) consecutive Trading Days ending the Trading Day immediately prior to the day in question.

“Daily VWAP” means the consolidated volume-weighted average price per share of Common Stock as displayed under the heading “Bloomberg VWAP” on the Bloomberg page for the “<equity> AQR” page corresponding to the “ticker” for such Common Stock (or its equivalent successor if Bloomberg ceases to publish such price, or such page is not available) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such Trading Day (or if such volume-weighted average price is unavailable, the closing price of one share of such Common Stock on such Trading Day). The “volume weighted average price” shall be determined without regard to after-hours trading or any other trading outside of the regular trading session trading hours.

“Delayed Draw Facility” means that certain Loan Agreement, dated as of January 25, 2023 (as amended, modified or restated from time to time), among the Corporation, the various institutions party thereto from time to time and J.P. Morgan Chase Bank, N.A., as administrative agent.

“DGCL” has the meaning set forth in the Preamble.

“Dividend Payment Date” has the meaning set forth in Section 4.2.

“Dividend Rate” means 6.25% per annum, which amount shall increase to 7.25% per annum on the seventh anniversary of the Original Issue Date and to 8.25% per annum on the tenth anniversary of the Original Issue Date, as adjusted pursuant to Section 4.2, Section 7.7(b), provided, that if and for so long as any Event of Noncompliance occurs and is continuing, then the then-current Dividend Rate shall automatically increase by an additional 1.00% per annum; provided further, that the Dividend Rate shall only be increased by 1.00% notwithstanding multiple Events of Noncompliance.

“Dividends” has the meaning set forth in Section 4.1.

“Elliott” means Elliott Investment Management L.P.

“Equity Securities” has the meaning ascribed to such term in Rule 405 promulgated under the Securities Act as in effect on the date hereof, and in any event includes any stock, any partnership interest, any limited liability company interest and any other interest, right or security convertible into, or exchangeable or exercisable for, capital stock, partnership interests, limited liability company interests or otherwise having the attendant right to vote for directors or similar representatives.

“Event Effective Date” has the meaning set forth in Section 8.7(k).

“Event of Noncompliance” means (i) the failure by the Corporation to issue Common Stock upon receipt of a Notice of Conversion pursuant to the terms of Section 8.3(a), (ii) the failure by the Corporation to comply with the provisions of Section 11(a), and (iii) the failure of the Corporation to comply with the other terms of this Certificate of Designations and such failure continues for thirty (30) days.

“Ex-Dividend Date” means the first date on which shares of Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive the issuance, dividend or distribution in question, from the Corporation or, if applicable, from the seller of Common Stock on such exchange or market (in the form of due bills or otherwise) as determined by such exchange or market.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Expiration Date” has the meaning set forth in Section 8.7(f).

“Flash Business” shall have the meaning ascribed to it in the Investment Agreement.

“Fundamental Change” shall be deemed to have occurred when any of the following has occurred; provided that a Specified Spin-Off Transaction shall be deemed not to be a Fundamental Change or a Make-Whole Fundamental Change:

(a) a “person” or “group” within the meaning of Section 13(d) of the Exchange Act, other than the Corporation, its Wholly-owned Subsidiaries and the employee benefit plans of the Corporation and its Wholly-owned Subsidiaries, files a Schedule TO or any schedule, form or report under the Exchange Act that discloses that such person or group has become the direct or indirect “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of the Common Stock representing more than 50% of the voting power of the Common Stock;

(b) the consummation of (i) any recapitalization, reclassification or change of the Common Stock (other than changes resulting from a subdivision or combination) as a result of which the Common Stock is converted into, or exchanged for, stock, other securities, other property or assets; (ii) any share exchange, consolidation or merger of the Corporation pursuant to which the Common Stock will be converted into cash, securities or other assets; or (iii) any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of the Corporation and its Subsidiaries, taken as a whole, to any person or group other than any of the Corporation’s Wholly-owned Subsidiaries; provided, however, that a transaction described in clause (ii) in which the holders of all classes of the Corporation’s Common Stock immediately prior to such transaction own, directly or indirectly, more than 50% of all classes of Common Stock of the continuing or surviving corporation or transferee or the parent thereof immediately after such transaction in substantially the same proportions as such ownership immediately prior to such transaction shall not be a Fundamental Change pursuant to this clause (b);

(c) the stockholders of the Corporation approve any plan or proposal for the liquidation or dissolution of the Corporation; or

(d) the Common Stock (or other common stock underlying the Series A Preferred Stock) ceases to be listed or quoted on any of The New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or any of their respective successors);

provided, however, that a transaction or transactions described in clause (a) or clause (b) above shall not constitute a Fundamental Change, if at least 90% of the consideration received or to be received by the common stockholders of the Corporation, excluding cash payments for fractional shares and cash payments made in respect of dissenters’ appraisal rights, in connection with such transaction or transactions consists of shares of common stock that are listed or quoted on any of The New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or any of their respective successors) or will be so listed or quoted when issued or exchanged in connection with such transaction or transactions and as a result of such transaction or transactions the Series A Preferred Stock become convertible into such consideration, excluding cash payments for fractional shares and cash payments made in respect of dissenters’ appraisal rights. If any transaction in which the Common Stock is replaced by the securities of another entity occurs, following completion of any related Make-Whole Fundamental Change Period (or, in the case of a transaction that would have been a Fundamental Change or a Make-Whole Fundamental Change but for the proviso immediately following clause (d) of this definition, following the effective date of such transaction) references to the Corporation in this definition shall instead be references to such other entity.

“Fundamental Change Redemption” shall have the meaning specified in Section 7.1.

“Fundamental Change Redemption Date” shall have the meaning specified in Section 7.4.

“Fundamental Change Redemption Notice” shall have the meaning specified in Section 7.1.

“Governmental Authority” means any government, court, regulatory or administrative agency, commission, arbitrator (public or private) or authority or other legislative, executive or judicial governmental entity (in each case including any self-regulatory organization), whether federal, state or local, domestic, foreign or multinational.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Immaterial Subsidiary” shall mean any Subsidiary of the Corporation that did not, as of the last day of the fiscal quarter of the Corporation most recently ended, have assets with a value in excess of 10.00% of the consolidated total assets or revenues and income from continuing operations before taxes representing in excess of 10.00% of total revenues and income from continuing operations before taxes, respectively, of the Corporation and its Subsidiaries on a consolidated basis as of such date and after giving pro forma effect to any acquisitions or dispositions which occur after such balance sheet date.

“Indentures” means, collectively, (i) the indenture dated February 13, 2018 (as amended or supplemented from time to time) among the Corporation, as issuer, the subsidiary guarantors party thereto, and U.S. Bank National Association, as trustee (the “Base Indenture”) in connection with the Corporation’s issuance of the Convertible Notes and the $2,300,000,000 aggregate principal amount 4.750% Senior Notes due 2026 (the “2026 Notes”), and (ii) the First Supplement Indenture to Base Indenture dated December 10, 2021 among the Corporation, as issuer, and U.S. Bank National Association as trustee in connection with the Corporation’s issuance of the $500,000,000 aggregate principal amount 2.85% Senior Unsecured Notes due 2029 (the “2029 Notes”), and the $500,000,000 aggregate principal amount 3.10% Senior Unsecured Notes due 2032 (the “2032 Notes”), and any successor indenture or other loan agreement entered into to refinance the Convertible Notes, the 2026 Notes, the 2029 Notes or the 2032 Notes.

“Initial Investors” means AP WD Holdings, L.P., a Delaware limited partnership (“Apollo”), Elliott Associates, L.P., a Delaware limited partnership (“EALP”), and Elliott International, L.P., a Cayman Islands limited partnership (“EILP”), and each Affiliate of any Initial Investor to whom shares of Series A Preferred Stock or Common Stock are transferred.

“Insolvency Event” means:

(a) any voluntary or involuntary liquidation, dissolution or winding up of the Corporation or any of its Material Subsidiaries;

(b) an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of the Corporation or any of its Material Subsidiaries, or of a substantial part of the property or assets of the Corporation or any of its Material Subsidiaries, under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Corporation or any of its Material Subsidiaries or for a substantial part of the property or assets of the Corporation or any of its Material Subsidiaries or (iii) the winding-up or liquidation of the Corporation or any of its Material Subsidiaries, and such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered; or

(c) the Corporation or any of its Material Subsidiaries shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in clause (b) above, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Corporation or any of its Material Subsidiaries or for a substantial part of the property or assets of the Corporation or any of its Material Subsidiaries, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) become unable or admit in writing its inability or fail generally to pay its debts as they become due.

“Investment Agreement” means collectively (i) the Investment Agreement dated the Original Issue Date between the Corporation (the “Apollo Investment Agreement”) and Apollo and (ii) the Investment Agreement dated the Original Issue Date among the Corporation, EALP and EILP (the “Elliott Investment Agreement”).

“IRS” means the United States Internal Revenue Service.

“Junior Securities” means, collectively, the Common Stock and each other class or series of capital stock now existing or hereafter authorized, classified or reclassified, the terms of which do not expressly provide that such class or series ranks on a parity basis with or senior to the Series A Preferred Stock as to dividend rights and rights on the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.

“Last Reported Sale Price” of the Common Stock on any date means the closing sale price per share (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on that date as reported in composite transactions for the principal U.S. national or regional securities exchange on which the Common Stock is traded. If the Common Stock is not listed for trading on a U.S. national or regional securities exchange on the relevant date, the “Last Reported Sale Price” shall be the last quoted bid price per share for the Common Stock in the over-the-counter market on the relevant date as reported by OTC Markets Group Inc. or a similar organization. If the Common Stock is not so quoted, the “Last Reported Sale Price” shall be the average of the mid-point of the last bid and ask prices per share for the Common Stock on the relevant date from each of at least three nationally recognized independent investment banking firms selected by the Corporation for this purpose.

“Laws” mean all state or federal laws, common law, statutes, ordinances, codes, rules or regulations, orders, executive orders, judgments, injunctions, governmental guidelines or interpretations have the force of law, Permits, decrees, or other similar requirement enacted, adopted, promulgated, or applied by any Governmental Authority.

“Liquidation” has the meaning set forth in Section 5.1.

“Make-Whole Fundamental Change” means any transaction or event that constitutes a Fundamental Change, after giving effect to any exceptions to or exclusions from the definition thereof, but without regard to the proviso in clause (b) of the definition thereof.

“Material Subsidiary” shall mean any Subsidiary other than an Immaterial Subsidiary.

“MP0” means the average of the Daily VWAP of the Common Stock over the twenty (20) consecutive Trading Days immediately following, but including, the Spin-Off Ex-Dividend Date.

“NASDAQ” means the NASDAQ Global Select Market.

“Notice of Conversion” has the meaning set forth in Section 8.3(a).

“Optional Redemption Price” means an amount in cash equal to 110% of the Accumulated Stated Value.

“Original Issue Date” means January 31, 2023.

“Parity Securities” means any class or series of capital stock, the terms of which expressly provide that such class ranks pari passu with the Series A Preferred Stock as to dividend rights and rights on the distribution of assets on any voluntary or involuntary bankruptcy, liquidation, dissolution or winding up of the affairs of the Corporation.

“Permits” mean all licenses, franchises, permits, certificates, approvals and authorizations from Governmental Authorities.

“Person” means an individual, corporation, limited liability company, partnership, joint venture, association, trust, unincorporated organization or any other entity, including a Governmental Authority.

“Preferred Stock” has the meaning set forth in the Recitals.

“Redemption Dates” has the meaning set forth in Section 7.6(b).

“Regulatory Laws” shall mean, collectively, any Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or lessening of competition through merger or acquisition or restraint of trade or that affect foreign investment, outbound investment, foreign exchange, national security or national interest of any jurisdiction.

“Reorganization Event” has the meaning set forth in Section 8.7(g).

“Revolving Credit Facility” means the credit facility pursuant to that certain Amended and Restated Loan Agreement, dated as of January 7, 2022 (as amended by Amendment No. 1, dated as of December 23, 2022 and as further amended, modified or restated from time to time), among the Corporation, the various institutions party thereto from time to time and J.P. Morgan Chase Bank, N.A., as administrative agent.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Senior Securities” means any class or series of capital stock, the terms of which expressly provide that such class ranks senior to any series of the Series A Preferred Stock, has preference or priority over the Series A Preferred Stock as to dividend rights and rights on the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.

“Series A Preferred Stock” has the meaning set forth in Section 1.

“Shares” has the meaning set forth in Section 1.

“Specified Spin-Off Transaction” means the consummation of a separation of all or substantially all of the Flash Business through a contribution, directly or indirectly, of the applicable assets and liabilities of such business and/or through a contribution, directly or indirectly, of the applicable legal entities comprising such business to a Wholly-owned Subsidiary of the Corporation and the distribution of all of the outstanding equity securities of such Subsidiary to the holders of Common Stock as of a record date to be determined by the Board, in each case of the foregoing, in a transaction qualifying under Section 355 or Section 361 of the Code, together with any transactions related thereto or contemplated thereby, including any Subsequent Transaction, should one be contemplated (it being understood that such a distribution shall be a Specified Spin-Off Transaction only to the extent that the Corporation has obtained a Tax Opinion or Ruling with respect to such transaction).

“Spin Cut-Off Date” has the meaning set forth in Section 8.1.

“Spin-Co” means the entity that directly or indirectly owns the applicable assets and liabilities of all or substantially all of the Flash Business in connection with the contribution or transfer of such business in a Specified Spin-Off Transaction.

“Spin-Co FMV” means the average of the Daily VWAP of a Spin-Off Transaction Share over the twenty (20) consecutive Trading Days immediately following but including the Spin-Off Ex-Dividend Date; provided, that if the ratio of Spin-Off Transaction Shares to Common Stock (the “Spin-Off Ratio”) is not 1:1 in connection with a Specified Spin-Off Transaction, then the Spin-Co FMV used to calculate the Spin-Off Transaction Adjustment Ratio will be multiplied by the Spin-Off Ratio.

“Spin-Co Preferred Stock” has the meaning set forth in Section 8.7(l).

“Spin-Co Spin-Off Transaction Adjustment Ratio” means the quotient of (i) Spin-Co FMV and (ii) Spin-Co FMV plus MP0.

“Spin-Off” has the meaning set forth in Section 8.7(d).

“Spin-Off Ex-Dividend Date” means, in connection with a Specified Spin-Off Transaction, the first date on which shares of the applicable common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive the issuance, dividend or distribution in question, from the Corporation or Spin-Co, as applicable, on such exchange or market (in the form of due bills or otherwise) as determined by such exchange or market; provided that if the applicable common stock does not trade on an exchange or market, the “Spin-Off Ex-Dividend Date” shall mean the record date for such issuance, dividend or distribution.

“Spin-Off Transaction Adjustment Ratio” means the quotient of (i) MP0 and (ii) MP0 plus Spin-Co FMV.

“Spin-Off Transaction Share” means one share of common stock of Spin-Co.

“Standalone Specified Spin-Off Transaction” means a Specified Spin-Off Transaction pursuant to which the Corporation does not enter into a definitive agreement with respect to a Subsequent Transaction in connection with such Specified Spin-off Transaction.

“Stated Value” means, with respect to any Share on any given date, $1,000.00.

“Stock Price” has the meaning set forth in Section 8.7(k).

“Subsequent Transaction” has the meaning set forth in Section 8.1.

“Subsidiary” when used with respect to any Person, means any corporation, limited liability company, partnership, association, trust or other entity of which (x) securities or other ownership interests representing more than 50% of the ordinary voting power (or, in the case of a partnership, more than 50% of the general partnership interests) or (y) sufficient voting rights to elect at least a majority of the board of directors or other governing body are, as of such date, owned by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.

“Tax” and “Taxes” means any and all United States federal, state, local or non-United States taxes, fees, levies, duties, tariffs, imposts, and other similar charges (together with any and all interest, penalties and additions to tax) imposed by any Governmental Authority, including taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added or gains taxes; license, registration and documentation fees; and customs duties, tariffs and similar charges, together with any interest, or penalties and additions to tax imposed by any Governmental Authority.

“Tax Opinion or Ruling” means a “will” level opinion from national recognized tax counsel or an IRS private letter ruling to the effect that a distribution (taking into account any Subsequent Transaction and any other transactions related thereto or contemplated thereby) meets the requirements of Section 355 or Section 361 of the Code, as the case may be, and is not a distribution to which Section 355(d) or (e) of the Code applies.

“Trading Day” means a Business Day on which the NASDAQ (or any other national securities exchange on which the Common Stock is listed at such time) is open for business.

“Treasury Rate” means, as of any redemption date, the weekly average rounded to the nearest 1/100th of a percentage point (for the most recently completed week for which such information is available as of the date that is two Trading Days prior to the redemption date) of the yield to maturity of United States Treasury Securities with a constant maturity (as compiled and published in Federal Reserve Statistical Release H.15 with respect to each applicable day during such week or, if such Statistical Release is no longer published, any publicly available source of similar market data) most nearly equal to the period from the redemption date to the seventh anniversary of the Original Issue Date; provided, however, that if the period from the redemption date to the seventh anniversary of the Original Issue Date is not equal to the constant maturity of a United States Treasury Security for which such a yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury Securities for which such yields are given, except that if the period from the redemption date to the seventh anniversary of the Original Issue Date is less than one year, the weekly average yield on actually traded United States Treasury Securities adjusted to a constant maturity of one year shall be used.

“Wholly-owned Subsidiary” means, at any time, any Subsidiary of which all of the issued and outstanding Equity Securities (other than directors’ qualifying shares and shares held by a resident of the jurisdiction, in each case, as required by law) are owned by any one (1) or more of the Corporation and the Corporation’s other Wholly-owned Subsidiaries at such time.

3. Rank. With respect to payment of dividends and distribution of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, all Shares of the Series A Preferred Stock shall rank (a) senior to all Junior Securities, (b) pari passu with any Parity Securities in issue from time to time, and (c) junior to all Senior Securities; provided that all Shares of the Series A Preferred Stock shall rank senior to or pari passu with any other series of shares of preferred stock of the Corporation authorized following the Original Issue Date.

4. Dividends.

4.1 Accrual of Dividends. From and after the Original Issue Date of the Shares, cumulative dividends (“Dividends”) on each such Share shall accrue whether or not there are funds legally available for the payment of dividends, on a daily basis in arrears at the applicable Dividend Rate on the sum of (i) the Stated Value thereof plus, (ii) once compounded, any Compounded Dividends thereon (the Stated Value plus accumulated Compounded Dividends, the “Accumulated Stated Value”). All accrued dividends on any Share shall, unless declared and paid in cash or Common Stock pursuant to Section 4.2, compound quarterly on the last day of March, June, September and December of each calendar year.

4.2 Payment of Dividends. If, as and when declared by the Board out of funds legally available therefor to the maximum extent not prohibited by Delaware law, the Corporation shall make each dividend payment on the Series A Preferred Stock in cash on the last day of March, June, September and December of each calendar year (each such date, a “Dividend Payment Date”) at the applicable Dividend Rate; provided, that if the Corporation elects and declares and pays in cash any such dividend payments, the Corporation shall elect and declare and pay in cash such dividend payments on the same pro rata portion of each holder’s Shares. The record date for payment of dividends on the Series A Preferred Stock will be the fifteenth (15th) day of the calendar month of the applicable Dividend Payment Date, whether or not such date is a Business Day, and dividends shall only be payable to registered holders of record of the Series A Preferred Stock as such holders appear on the stock register of the Corporation at the close of business on the related record date. If any Dividend Payment Date is not a Business Day, the applicable payment shall be due on the next succeeding Business Day and no additional dividend amount for such period shall be payable during such period as a result of such delay, but shall be paid on the next succeeding Dividend Payment Date. All dividends that the Corporation does not elect to declare and pay in cash shall compound quarterly pursuant to Section 4.1 on the last day of such quarterly period and shall be added to the then current Accumulated Stated Value (“Compounded Dividends”). Notwithstanding anything to the contrary in the foregoing, unless the issuance of shares upon conversion of the Series A Preferred Stock has been approved by holders of the Common Stock in accordance with applicable NASDAQ shareholder approval requirements, if upon any Dividend Payment Date all accrued and unpaid dividends payable on such Dividend Payment Date would result in the number of shares of Common Stock issued and/or into which the outstanding Series A Preferred Stock could be converted to be in excess of 63,546,241 shares of Common Stock at a price less than Minimum Price in accordance with NASDAQ shareholder approval requirements (as adjusted for any event set forth in Section 8.7, the “Common Stock Cap Limitation”), then the Corporation must declare and make each dividend payment on the Series A Preferred Stock on each such Dividend Payment Date in cash except to the extent prohibited by applicable Delaware law (and any such accrued and unpaid dividends resulting in conversion in excess of such threshold prior to any such Dividend Payment Date must be paid in cash upon any conversion of the Series A Preferred Stock in accordance with Section 8 rather than converting into shares of Common Stock). For the avoidance of doubt, (i) no Dividend may be declared by the Board in respect of the Series A Preferred Stock unless paid immediately in cash, and (ii) no Dividend shall be declared or paid upon delivery of a redemption notice or conversion notice of the Series A Preferred Stock (including in connection with a liquidation pursuant to Section 5).

4.3 Dividend Calculations. Dividends on the Series A Preferred Stock shall accrue on the basis of a 360-day year, consisting of twelve (12), thirty (30) calendar day periods, and shall accrue daily commencing on the Original Issue Date, and shall be deemed to accrue from such date whether or not earned or declared and whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends.

4.4 Dividends on the Common Stock. If the Corporation declares a dividend or makes a distribution of cash (or any other distribution treated as a dividend under Section 301 of the Code) on its Common Stock, each holder of Shares of Series A Preferred Stock shall be entitled to participate in such dividend or distribution in an amount equal to the largest number of whole shares of Common Stock into which all Shares of Series A Preferred Stock (including any unpaid Compounded Dividends and, without duplication, accrued but unpaid dividends up to, but excluding, the record date for the applicable distribution) held of record by such holder is convertible pursuant to Section 8 herein as of the record date for such dividend or distribution or, if there is no specified record date, as of the date of such dividend or distribution.

4.5 Conversion Prior to or Following a Record Date. If the Conversion Date for any Shares is prior to the close of business on the record date for a dividend as provided in Section 4.2, the holder of such Shares shall not be entitled to any dividend in respect of such record date. If the Conversion Date for any Shares is after the close of business on the record date for a dividend as provided in Section 4.2 but prior to the corresponding Dividend Payment Date, the holder of such Shares as of the applicable record date shall be entitled to receive such dividend, notwithstanding the conversion of such Shares prior to the applicable Dividend Payment Date.

5. Liquidation.

5.1 Liquidation. In the event of any Insolvency Event of the Corporation (a “Liquidation”), the holders of Shares of Series A Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, pari passu with any payment to the holders of any Parity Securities and subject to the rights of Senior Securities and the Corporation’s creditors, but before any distribution or payment out of the assets of the Corporation shall be made to the holders of Junior Securities by reason of their ownership thereof, an amount in cash equal to the Corporation Redemption Price.

5.2 Insufficient Assets. If upon any Liquidation the remaining assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of the Shares of Series A Preferred Stock the Corporation Redemption Price to which they are entitled under Section 5.1, (a) the holders of the Shares shall share ratably in any distribution of the remaining assets and funds of the Corporation in proportion to the respective full preferential amounts which would otherwise be payable in respect of the Series A Preferred Stock any Parity Securities in the aggregate upon such Liquidation if all amounts payable on or with respect to such Shares were paid in full, taking into account the Corporation Redemption Price payable in respect of such Series A Preferred Stock, and (b) the Corporation shall not make or agree to make, or set aside for the benefit of the holders of Junior Securities, any payments to the holders of Junior Securities.

5.3 Notice Requirement. In the event of any Liquidation, the Corporation shall, within ten (10) days of the date the Board approves such action, or no later than twenty (20) days of any stockholders’ meeting called to approve such action, or within twenty (20) days of the commencement of any involuntary proceeding, whichever is earlier, give each holder of Shares of Series A Preferred Stock written notice of the proposed action. Such written notice shall describe the material terms and conditions of such proposed action, including a description of the stock, cash and property to be received by the holders of Shares upon consummation of the proposed action and the date of delivery thereof. If any material change in the facts set forth in the initial notice shall occur, the Corporation shall promptly give written notice to each holder of Shares of such material change.

6. Voting. Each holder of outstanding Shares of Series A Preferred Stock shall be entitled to vote with holders of outstanding shares of Common Stock, voting together as a single class, with respect to any and all matters presented to the stockholders of the Corporation for their action or consideration (whether at a meeting of stockholders of the Corporation, by written action of stockholders in lieu of a meeting or otherwise), except as provided by law; provided that no holder of Shares of Series A Preferred Stock shall be entitled to vote in any such vote until the expiration or termination of the applicable waiting period (and any extension thereof) under the HSR Act and any other applicable Regulatory Laws. In any such vote, each holder of Shares of Series A Preferred Stock shall be entitled to a number of votes equal to the largest number of whole shares of Common Stock into which all Shares of Series A Preferred Stock (including any unpaid Compounded Dividends and, without duplication, accrued but unpaid dividends up to, but excluding, the record date for the applicable distribution) held of record by such holder is convertible pursuant to Section 8 herein as of the record date for such vote or written consent or, if there is no specified record date, as of the date of such vote or written consent; provided that, in accordance with the NASDAQ voting rights rules, the Conversion Price used in this Section 6 shall be the “Minimum Price” as defined in the applicable NASDAQ listing rules (as such rules may be amended from time to time), which shall initially be $43.08 (as adjusted for any event set forth in Section 8.7; provided that if a Specified Spin-Off Transaction is consummated in connection with a Subsequent Transaction pursuant to Section 8.7(m) then, solely for purposes of this Section 6, without giving effect to any Adjustment Limitation as described therein). The parties acknowledge that such adjustment is designed to ensure that the voting rights of the Series A Preferred Stock at all times comply with the NASDAQ voting rules. Each holder of outstanding Shares of Series A Preferred Stock shall be entitled to notice of all stockholder meetings (or requests for written consent) in accordance with the Corporation’s bylaws. As long as any Share of Series A Preferred Stock is outstanding, the Corporation shall not amend, modify or supplement any provision of (a) this Certificate of Designations in a manner that would have an adverse effect on the rights, powers, preferences or privileges of the holders of the Series A Preferred Stock or (b) the Certificate of Incorporation in a manner that would have an adverse effect on the rights, powers, preferences or privileges of the holders of the Series A Preferred Stock that is disproportionate to any other Parity Securities, unless in each case, the prior written approval of the holders of a majority of the Series A Preferred Stock issued and outstanding has been obtained.

7. Redemption.

7.1 Fundamental Change Redemption. Subject to the provisions of this Section 7, upon the occurrence of a Fundamental Change, each holder of Series A Preferred Stock shall have the right to require the Corporation to redeem, and the Corporation shall redeem, out of funds legally available therefor, any or all of the then-outstanding Shares of Series A Preferred Stock held by such holder (a “Fundamental Change Redemption”) for a price per Share equal to the Corporation Redemption Price. The Corporation may, at its option upon prior written notice to the holders of Series A Preferred Stock, and subject to the Common Stock Liquidity Conditions, make such Fundamental Change Redemption mandatory with respect to all shares of Series A Preferred Stock then outstanding. In the event the Corporation elects to mandatorily redeem the shares of Series A Preferred Stock in connection with a Fundamental Change, the Corporation shall redeem all of the shares of Series A Preferred Stock at a price per share equal to the Corporation Redemption Price. In connection with a Fundamental Change, the Corporation shall provide to the holders of Series A Preferred Stock written notice of the proposed Fundamental Change (the “Fundamental Change Redemption Notice”) at least prior to the twentieth (20th) calendar day prior to the date on which the Corporation anticipates consummating a Fundamental Change (or if later and subject to this Section 7.1, promptly after the Corporation discovers that a Fundamental Change may occur). Any such Fundamental Change Redemption shall occur on the date of consummation of the Fundamental Change and in accordance with the Fundamental Change Redemption Notice , if such notice is received by the holders of Series A Preferred Stock at least five (5) Business Days prior to the consummation of such Fundamental Change (solely in the case of the Corporation discovering a Fundamental Change may occur following the twenty (20) calendar day period above and within five (5) Business Days after the consummation of such Fundamental Change if the Corporation shall discover the occurrence of such Fundamental Change at a later date). In exchange for the cancellation of Shares of Series A Preferred Stock of their certificate or certificates, if any, or an affidavit of loss, representing such Shares on or after the applicable Fundamental Change Redemption Date in accordance with Section 7.8 below, the Corporation Redemption Price for the Shares being redeemed shall be payable in cash by the Corporation in immediately available funds to the respective holders of the Series A Preferred Stock, except to the extent prohibited by applicable Delaware law, and provided that the Corporation shall only be required to pay the Fundamental Change Redemption Price simultaneously with, or immediately after, satisfaction of all of the Corporation’s obligations under the Delayed Draw Facility, the Revolving Credit Facility, the Indentures and the Convertible Notes after giving effect to any waivers, amendments or modifications thereof.

7.2 Corporation Redemption. Subject to the provisions of this Section 7, the Corporation shall have the right, but not the obligation, subject to the Common Stock Liquidity Conditions, to redeem, from time to time, out of funds legally available therefor, all or any portion of the then-outstanding Shares of Series A Preferred Stock (a “Corporation Redemption”) at any time on or following the seventh anniversary of the Original Issue Date for a price per Share equal to the Optional Redemption Amount plus accrued and unpaid dividends thereon. Any such Corporation Redemption shall occur not less than twenty (20) days and not more than sixty (60) days following receipt by the applicable holder(s) of Series A Preferred Stock of a written election notice (the “Corporation Redemption Notice”) from the Corporation. Following the notice period required by the Corporation Redemption Notice, the Corporation shall redeem all, or in the case of an election to redeem less than all of the Shares of Series A Preferred Stock, the same pro rata portion of each such holder’s Shares redeemed pursuant to this Section 7.2. In exchange for the surrender to the Corporation by the respective holders of Shares of Series A Preferred Stock of their certificate or certificates, if any, or an affidavit of loss, representing such Shares on or after the applicable Corporation Redemption Date in accordance with Section 7.8 below, the Corporation Redemption Price for the Shares being redeemed shall be payable in cash by the Corporation in immediately available funds to the respective holders of the Series A Preferred Stock, except to the extent prohibited by applicable Delaware law. Notwithstanding anything to the contrary contained herein, each holder of Shares of Series A Preferred Stock shall have the right to elect, prior to the Corporation Redemption Date, to exercise the conversion rights, if any, in accordance with Section 8, including, for the avoidance of doubt, an adjustment to the Conversion Price in the case of a Corporation Redemption pursuant to clause (i) of this Section 7.2.

7.3 Insolvency Redemption. Upon the occurrence of an Insolvency Event, the Corporation shall immediately redeem out of assets legally available therefor all the then outstanding Shares of Series A Preferred Stock for an amount equal to the Corporation Redemption Price. In exchange for the surrender to the Corporation by the respective holders of Shares of Series A Preferred Stock of their certificate or certificates, if any, or an affidavit of loss, representing such Shares on or after the applicable Insolvency Event in accordance with Section 7.8 below, the Corporation Redemption Price for the Shares being redeemed shall be payable in cash by the Corporation in immediately available funds to the respective holders of the Series A Preferred Stock, except to the extent prohibited by applicable Delaware law and subject to the rights of the holders of any Parity Securities or Senior Securities and the rights of the Corporation’s existing and future creditors.

7.4 Fundamental Change Redemption Notice. Each Fundamental Change Redemption Notice shall state:

(a) the Corporation Redemption Price;

(b) the date of the closing of the redemption, which pursuant to Section 7.1 shall be the date of consummation of the Fundamental Change (the applicable date, the “Fundamental Change Redemption Date”);

(c) the current Conversion Price of the Series A Preferred Stock, after giving effect to any adjustments pursuant to Section 8.7 (including, for the avoidance of doubt, any adjustments for a Make-Whole Fundamental Change);

(d) whether such redemption is mandatory, and unless such redemption is, at the option of the Corporation, mandatory, a description of the information needed from the holder to elect to participate in such redemption, including a form of any notice required to be delivered by a holder to participate in such redemption;

(e) a description of the payments and other actions required to be made or taken in order to satisfy all of the Corporation’s obligations under any outstanding indebtedness; and

(f) the manner and place designated for surrender by the holder to the Corporation of his, her or its certificate or certificates, if any, representing the Shares of Series A Preferred Stock to be redeemed.

7.5 Make-Whole Fundamental Change Notice. Upon the occurrence of an Event Effective Date with respect to any Make-Whole Fundamental Change, the Corporation shall notify holders of Series A Preferred Stock in writing of the Event Effective Date of any Make-Whole Fundamental Change and the current Conversion Price of the Series A Preferred Stock.

7.6 Corporation Redemption Notice. Each Corporation Redemption Notice shall state:

(a) the number of Shares of Series A Preferred Stock held by the holder that the Corporation proposes to redeem on the Corporation Redemption Date specified in the Corporation Redemption Notice;

(b) the date of the closing of the redemption, which pursuant to Section 7.1 shall be no earlier than twenty (20) days and shall be no later than sixty (60) days following circulation by the Corporation of the Corporation Redemption Notice (the applicable date, the “Corporation Redemption Date” and, together with the Fundamental Change Redemption Date, the “Redemption Dates”) and the Corporation Redemption Price;

(c) the Conversion Election Date;

(d) the current Conversion Price of the Series A Preferred Stock, after giving effect to any adjustments pursuant to Section 8.7 (including, for the avoidance of doubt, any adjustments for a Make-Whole Fundamental Change); and

(e) the manner and place designated for surrender by the holder to the Corporation of his, her or its certificate or certificates, if any, representing the Shares of Series A Preferred Stock to be redeemed.

7.7 Insufficient Funds; Remedies For Nonpayment.

(a) Insufficient Funds. If on any Fundamental Change Redemption Date the assets of the Corporation legally available are insufficient to pay the full Fundamental Change Redemption Price for the total number of Shares to be redeemed, the Corporation shall (i) take all commercially reasonable actions required and permitted under applicable law to maximize the assets legally available for paying the Fundamental Change Redemption Price, as applicable, (ii) redeem out of all such assets legally available therefor on the applicable Fundamental Change Redemption Date the maximum possible number of Shares that it can redeem on such date, pro rata among the holders of such Shares to be redeemed in proportion to the aggregate number of Shares to be redeemed by each such holder on the applicable Fundamental Change Redemption Date and (iii) following the applicable Fundamental Change Redemption Date, at any time and from time to time when additional assets of the Corporation become legally available to redeem the remaining Shares, the Corporation shall use such assets to pay the remaining balance of the aggregate applicable Fundamental Change Redemption Price.

(b) Remedies For Nonpayment. If on any Fundamental Change Redemption Date or Corporation Redemption Date all of the Shares elected to be redeemed pursuant to such redemption are not redeemed in full by the Corporation by paying the entire applicable redemption price until such Shares are fully redeemed and the aggregate redemption price is paid in full, all of the unredeemed Shares shall remain outstanding and continue to have the rights, preferences and privileges expressed herein, including the accrual and accumulation of dividends thereon as provided in Section 4; provided that the applicable Dividend Rate on all of the unredeemed Shares shall increase by 1.00% per annum on the applicable redemption date and shall subsequently increase by an additional 1.00% per annum on each anniversary thereafter of the applicable redemption date up to a maximum Dividend Rate of 10.00% per annum, until such time as the full Fundamental Change Redemption Price or Corporation Redemption Price, as applicable (including any unpaid Compounded Dividends and, without duplication, accrued but unpaid dividends up to, but excluding, the record date for the applicable distribution on such Shares at the adjusted Dividend Rate), has been paid in full in respect of all Shares to be redeemed.

7.8 Surrender of Certificates. On or before the applicable Redemption Date, each holder of Shares of Series A Preferred Stock being redeemed shall surrender the certificate or certificates, if any, representing such Shares to the Corporation in the manner and place designated in the Fundamental Change Redemption Notice or Corporation Redemption Notice, as applicable, or to the Corporation’s corporate secretary at the Corporation’s headquarters, duly assigned or endorsed for transfer to the Corporation (or accompanied by duly executed stock powers relating thereto), or, in the event such certificate or certificates are lost, stolen or missing, shall deliver an affidavit of loss, in the manner and place designated in the Fundamental Change Redemption Notice or Corporation Redemption Notice, as applicable. Each surrendered certificate shall be canceled and retired and the Corporation shall thereafter make payment of the Corporation Redemption Price or Optional Redemption Price, as applicable, by certified check or wire transfer to the holder of record of such certificate; provided, that if less than all the Shares represented by a surrendered certificate are redeemed, then a new stock certificate representing the unredeemed Shares shall be issued in the name of the applicable holder of record of the canceled stock certificate.

7.9 Rights Subsequent to Redemption. If on the applicable Redemption Date the applicable Redemption Price is paid (or tendered for payment) for any of the Shares to be redeemed on such Redemption Date, then on such date all rights of the holder in the Shares so redeemed and paid or tendered, including any rights to dividends on such Shares, shall cease, and such Shares shall no longer be deemed issued and outstanding.

8. Conversion.

8.1 Holders’ Optional Right to Convert. Subject to the provisions of this Section 8, at any time and from time to time on or after the earlier of (i) the date that is twelve (12) months following the Original Issue Date (“Spin Cut-Off Date”) and (ii) the completion of a Specified Spin-Off Transaction, any holder of Series A Preferred Stock shall have the right by written election to the Corporation to convert all or any portion of the outstanding Shares of Series A Preferred Stock (including any fraction of a Share) held by such holder into an aggregate number of shares of Common Stock as is determined by (a) multiplying the number of Shares (including any fraction of a Share) to be converted by the sum of (i) the Accumulated Stated Value plus (ii) Compounded Dividends (if such Dividends have not yet been added to the Accumulated Stated Value) and, without duplication, accrued but unpaid dividends up to, but excluding, the Conversion Date on such Shares to be converted and then (b) dividing the result by the Conversion Price in effect immediately prior to such conversion, and in addition thereto the holder shall receive cash in lieu of any fractional shares as set out in Section 8.3(d); provided that no holder of Shares of Series A Preferred Stock shall have the right to convert all or any portion of the outstanding Shares of Series A Preferred Stock into shares of Common Stock until the expiration or termination of the applicable waiting period (and any extension thereof) under the HSR Act and any other applicable Regulatory Laws; provided, further, that if the Corporation enters into a definitive agreement to sell, merge, combine or otherwise transfer all or substantially all of the Flash Business to a third party in connection with a Specified Spin-Off Transaction before the Spin Cut-Off Date (“Subsequent Transaction”), then the Spin Cut-Off Date shall be extended until the earlier of the consummation the Subsequent Transaction or the termination of such definitive agreement.

8.2 Mandatory Conversion Subject to the provisions of this Section 8, and subject to the Common Stock Liquidity Conditions, at any time following the third anniversary of the Original Issue Date, if the closing price per share of Common Stock exceeds 150% of the Conversion Price for at least twenty (20) Trading Days in any period of thirty (30) consecutive Trading Days immediately prior to the Initial Investors’ receipt of a Notice of Conversion, the Corporation may elect to convert all or any portion of the outstanding Shares of Series A Preferred Stock (including any fraction of a Share) (the “Mandatory Conversion Right”) at the Conversion Price in effect immediately prior to such conversion (with the aggregate number of shares of Common Stock to be delivered by the Corporation determined pursuant to the formula set forth in Section 8.1), and in addition thereto the holder shall receive cash in lieu of any fractional shares as set out in Section 8.3(d); provided, that in the case of an election to convert less than all of the outstanding Shares of Series A Preferred Stock, the Corporation shall convert the same pro rata portion of each holder’s Shares converted pursuant to this Section 8.2. The Corporation will not exercise its Mandatory Conversion Right, or otherwise send a Notice of Conversion, with respect to any Series A Preferred Stock pursuant to this Section 8.2 (x) unless the Common Stock Liquidity Conditions are satisfied with respect to the Mandatory Conversion and (y) without limiting the application of the Common Stock Liquidity Conditions, at a time that the Corporation has determined to close its trading window with respect to the Corporation’s directors to the extent that there is an Investor Director or an Elliott Director (as defined in the Apollo Investment Agreement and the Elliott Investment Agreement, respectively) on the Board or either Initial Investor is deemed an affiliate of the Corporation (as determined pursuant to Rule 144 under the Securities Act). Notwithstanding anything to the contrary in this Section 8.2, the Corporation’s exercise of its Mandatory Conversion Right, and any related Notice of Mandatory Conversion, will not apply to any share of Series A Preferred Stock as to which a Change of Control Redemption Notice has been duly delivered, and not withdrawn. The date (the “Mandatory Conversion Date”) for any Mandatory Conversion will be a Business Day of the Corporation’s choosing that is no more than twenty (20), nor less than ten (10), Business Days after the Notice of Mandatory Conversion for such Mandatory Conversion. To exercise its Mandatory Conversion Right with respect to any shares of Series A Preferred Stock, the Corporation must send to each holder of such shares a written notice of such exercise (a “Notice of Mandatory Conversion”). Such Notice of Mandatory Conversion must state: (1) that the Corporation has exercised its Mandatory Conversion Right to cause the Mandatory Conversion of the shares, briefly describing the Corporation’s Mandatory Conversion Right under this Certificate of Designations; (2) the Mandatory Conversion Date for such Mandatory Conversion and the date scheduled for the settlement of such Mandatory Conversion; (3) that shares of Series A Preferred Stock subject to Mandatory Conversion may be converted earlier at the option of the holders thereof pursuant to an Optional Conversion at any time before the close of business on the Business Day immediately before the Mandatory Conversion Date; (4) the Conversion Price in effect on the Notice of Mandatory Conversion Date for such Mandatory Conversion; and (5) the CUSIP and ISIN numbers, if any, of the Series A Preferred Stock. If less than all shares of Series A Preferred Stock then outstanding are subject to Mandatory Conversion, then: (1) the shares of Series A Preferred Stock to be subject to such Mandatory Conversion will be selected by the Corporation pro rata; and (2) if only a portion of the Series A Preferred Stock is subject to Mandatory Conversion and a portion of such Series A Preferred Stock is subject to Optional Conversion, then the converted portion of such Series A Preferred Stock will be deemed to be from the portion of such Series A Preferred Stock that was subject to Mandatory Conversion. Mandatory Conversion.

8.3 Procedures for Conversion; Effect of Conversion.

(a) Mandatory Conversion. If the Corporation duly exercises, in accordance with Section 8, its Mandatory Conversion Right with respect to any share of Series A Preferred Stock, then (1) the Mandatory Conversion of such share will occur automatically and without the need for any action on the part of the holder(s) thereof; and (2) the shares of Common Stock due upon such Mandatory Conversion will be registered in the name of the holder(s) of such shares of Series A Preferred stock as of the close of business on the related Mandatory Conversion Date.

(b) Procedures for Holder Conversion. In order to effectuate a conversion of Shares of Series A Preferred Stock pursuant to Section 8.1 a holder or the Corporation, as applicable, shall (i) submit a written election to the Corporation or the holders, as applicable, that such holder or the Corporation elects to convert Shares specifying the number of Shares elected to be converted (a “Notice of Conversion”). The holders shall surrender, along with a Notice of Conversion, if applicable, to the Corporation the certificate or certificates, if any, representing the Shares being converted, duly assigned or endorsed for transfer to the Corporation (or accompanied by duly executed stock powers relating thereto) or, in the event such certificate or certificates are lost, stolen or missing, accompanied by an affidavit of loss executed by the holder. The conversion of such Shares hereunder shall be deemed effective as of the date of submission of the Notice of Conversion and surrender of such Series A Preferred Stock certificate or certificates, if any, or delivery of such affidavit of loss, if applicable. Upon the receipt by the Corporation or the holders, as applicable, of a Notice of Conversion and the surrender of such certificate(s) and accompanying materials (if any), the Corporation shall as promptly as practicable (but in any event within ten (10) days thereafter) deliver to the relevant holder or holders, as applicable (A) the number of shares of Common Stock (including, subject to Section 8.3(c), any fractional share) to which such holder or holders shall be entitled upon conversion of the applicable Shares as calculated pursuant to Section 8.1, as applicable, and, if applicable (B) the number of Shares of Series A Preferred Stock delivered to the Corporation for conversion but otherwise not elected to be converted pursuant to the written election, in each case in book-entry form on the Corporation’s share ledger. All shares of capital stock issued hereunder by the Corporation shall be duly and validly issued, fully paid and non-assessable, free and clear of all Taxes, liens, charges and encumbrances with respect to the issuance thereof.

(c) [Reserved].

(d) Fractional Shares. The Corporation shall not issue any fractional shares of Common Stock upon conversion of Series A Preferred Stock. Instead the Corporation shall pay a cash adjustment to the holder of Series A Preferred Stock being converted based upon the Current Market Price on the Trading Day prior to the Conversion Date.

(e) Effect of Conversion. All Shares of Series A Preferred Stock converted as provided in Section 8.1 or Section 8.2, as applicable, shall no longer be deemed outstanding as of the applicable Conversion Date and all rights with respect to such Shares shall immediately cease and terminate as of such time (including, without limitation, any right of redemption pursuant to Section 7), other than the right of the holder to receive shares of Common Stock and payment in lieu of any fraction of a Share in exchange therefor. The “Conversion Date” means the date on which such holder complies with the procedures in Section 8.3(a) (including the submission of the written election to the Corporation of its election to convert).

(f) Limitation on Conversions. The Corporation shall not be obligated to issue any shares of Common Stock pursuant to the terms of this Certificate of Designations, and the holders of Series A Preferred Stock shall not have the right to receive any shares of Common Stock pursuant to the terms of this Certificate of Designations, to the extent the issuance of such shares of Common Stock would exceed the Common Stock Cap Limitation, except that such limitation shall not apply (i) for the avoidance of doubt, as a result of any adjustment to the Conversion Price set forth in Section 8.7 (including any adjustment to the Conversion Price pursuant to Section 8.7(l) or Section 8.7(m) (but without regard to the Adjustment Limitations set forth therein)) and (ii) in the event that the Corporation obtains the approval of its shareholders in accordance with NASDAQ Shareholder approval requirements for issuances of shares of Common Stock in excess of such amount or if the NASDAQ allows for a greater number of shares of Common Stock to be issued pursuant to this Certificate of Designations. Until such approval is obtained, no holder of Series A Preferred Stock shall be issued in the aggregate, pursuant to the terms of this Certificate of Designations, shares of Common Stock in an amount greater than the product of the Common Stock Cap Limitation multiplied by a fraction, the numerator of which is the number of shares of Series A Preferred Stock issued to such initial holder pursuant to the Investment Agreement on the Original Issuance Date and the denominator of which is the aggregate number of all shares of Series A Preferred Stock issued to the initial holders pursuant to the Investment Agreement on the Original Issuance Date (with respect to each such holder, the “Exchange Cap Allocation”). In the event that any holder shall sell or otherwise transfer any of such holder’s Series A Preferred Stock, the transferee shall be allocated a pro rata portion of such holder’s Exchange Cap Allocation, and the restrictions of the prior sentence shall apply to such transferee with respect to the portion of the Exchange Cap Allocation allocated to such transferee. In the event that any holder shall have converted all of such holder’s Series A Preferred Stock into a number of shares of Common Stock which, in the aggregate, is less than such holder’s Exchange Cap Allocation, then the difference between such holder’s Exchange Cap Allocation and the number of shares of Common Stock actually issued to such holder shall be allocated to the respective Exchange Cap Allocations of the remaining holders on a pro rata basis in proportion to the shares of Common Stock underlying the Series A Preferred Stock then held by each such holder. In the event that the Corporation is prohibited from issuing any shares of Common Stock in connection with a conversion of Series A Preferred Stock pursuant to Section 8.1 or Section 8.2 (the “Exchange Cap Shares”), the Corporation shall, to the fullest extent permitted by law and out of funds lawfully available therefor, pay cash on or prior to the applicable share delivery date to such holder in exchange for the redemption of such number of shares of Series A Preferred Stock held by the holder that are not convertible into such Exchange Cap Shares at a price equal to the product of (x) such number of Exchange Cap Shares and (y) the Current Market Price of the share of Common Stock on the applicable Conversion Date or Mandatory Conversion Date.

8.4 Reservation of Stock. The Corporation shall at all times when any Shares of Series A Preferred Stock is outstanding reserve and keep available out of its authorized but unissued shares of capital stock, solely for the purpose of issuance upon the conversion of the Series A Preferred Stock, such number of shares of Common Stock issuable upon the conversion of all outstanding Series A Preferred Stock pursuant to this Section 8, taking into account any adjustment to such number of shares so issuable in accordance with Section 8.7 hereof. The Corporation shall take all such actions as may be necessary to assure that all such shares of Common Stock may be so issued without violation of any applicable law or governmental regulation or any requirements of any domestic securities exchange upon which shares of Common Stock may be listed (except for official notice of issuance which shall be immediately delivered by the Corporation upon each such issuance). The Corporation shall not close its books against the transfer of any of its capital stock in any manner which would prevent the timely conversion of the Shares of Series A Preferred Stock.

8.5 No Charge or Payment. The issuance of certificates for shares of Common Stock upon conversion of Shares of Series A Preferred Stock pursuant to Section 8.1 or Section 8.2, as applicable, shall be made without payment of additional consideration by, or other charge, cost or Tax to, the holder in respect thereof.

8.6 Termination of Conversion Right in Connection with Redemption. Notwithstanding anything to the contrary set forth in this Certificate of Designations, in no event may Shares of Series A Preferred Stock be converted as provided in Section 8.1 or Section 8.2, as applicable, on and following the date that is two (2) Business Days prior to the Corporation Redemption Date in respect of such Shares, provided that, for the avoidance of doubt, this Section 8.6 shall no longer apply in the event in respect of Shares of Series A Preferred Stock to be redeemed in accordance with Section 7 if the closing of the redemption of such Shares does not occur on the applicable Redemption Date and so long as such Shares are not otherwise redeemed.

8.7 Adjustment to Conversion Price and Number of Conversion Shares. In order to prevent dilution of the conversion rights granted under this Section 8, the Conversion Price and the number of Conversion Shares issuable on conversion of the Shares of Series A Preferred Stock shall be subject to adjustment, without duplication, from time to time as provided in this Section 8.7, except that the Corporation shall not make any adjustment to the Conversion Price if each holder of the Series A Preferred Stock participates, at the same time and upon the same terms as all holders of Common Stock and solely as a result of holding Series A Preferred Stock, in any transaction described in this Section 8.7, without having to convert its Series A Preferred Stock, as if each such holder held a number of shares of Common Stock that would be issuable upon conversion of such Series A Preferred Stock in accordance with Section 8.1 (without giving effect to the proposed adjustment and notwithstanding the exercise by any holder of its rights pursuant to Section 5.15 of the Investment Agreement).

(a) Subdivisions and Combinations. In case the outstanding shares of Common Stock shall be subdivided (whether by stock split, recapitalization or otherwise) into a greater number of shares of Common Stock or combined (whether by consolidation, reverse stock split or otherwise) into a lesser number of shares of Common Stock, then the Conversion Price in effect at the opening of business on the day following the day upon which such subdivision or combination becomes effective shall be adjusted to equal the product of the Conversion Price in effect on such date and a fraction the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such subdivision or combination, and the denominator of which shall be the number of shares of Common Stock outstanding immediately after such subdivision or combination. Such adjustment shall become effective retroactively to the close of business on the day upon which such subdivision or combination becomes effective.

(b) Stock Dividends or Distributions. If the Corporation shall issue shares of Common Stock as a dividend or distribution on all or substantially all shares of Common Stock or if the Corporation effects a stock split or combination of the Common Stock (other than as set forth in Section 8.7 (g)), the Conversion Price shall be adjusted based on the following formula:

CP1	=	CP0	×	OS0

OS1

where,

CP1	=	the Conversion Price in effect immediately after the open of business on the Ex-Dividend Date for such dividend or distribution or the effective date of such share split or share combination, as the case may be;

CP0	=	the Conversion Price in effect immediately prior to the open of business on the Ex-Dividend Date for such dividend or distribution or the effective date of such share split or share combination, as the case may be;

OS0	=	the number of shares of Common Stock outstanding immediately prior to the open of business on the Ex-Dividend Date for such dividend or distribution or the effective date of such share split or share combination, as the case may be; and

OS1	=	the number of shares of Common Stock that would be outstanding immediately after giving effect to such dividend, distribution, share split or share combination, as the case may be.

Any adjustment made under this clause (b) shall become effective immediately after the open of business on such Ex-Dividend Date for such dividend or distribution, or immediately after the open of business on the effective date for such share split or share combination, as applicable. If any dividend or distribution of the type described in this clause (b) is declared but not so paid or made, the Conversion Price shall be immediately readjusted, effective as of the date the Board determines not to pay such dividend or distribution, to the Conversion Price that would then be in effect if such dividend or distribution had not been declared or announced.

(c) Distributions of Rights, Options or Warrants. If the Corporation shall distribute to all or substantially all holders of its Common Stock any rights, options or warrants (other than rights, options or warrants distributed in connection with a stockholders’ rights plan, in which case the provisions of Section 8.7 (g) shall apply) entitling them to purchase, for a period of not more than 45 calendar days from the announcement date for such distribution, shares of the Common Stock at a price per share less than the average of the Last Reported Sale Prices of the Common Stock for the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the date of announcement date for such distribution, the Conversion Price shall be decreased based on the following formula:

CP1	=	CP0	×	OS0 + X

OS0 + Y

where

CP1	=	the Conversion Price in effect immediately after the open of business on the Ex-Dividend Date for such distribution;

CP0	=	the Conversion Price in effect immediately prior to the open of business on the Ex-Dividend Date for such distribution;

OS0	=	the number of shares of the Common Stock outstanding immediately prior to the open of business on the Ex-Dividend Date for such distribution;

X	=	the number of shares of the Common Stock equal to the aggregate price payable to exercise such rights, options or warrants, divided by the average of the Last Reported Sale Prices of the Common Stock over the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the announcement date of such distribution; and

Y	=	the total number of shares of the Common Stock issuable pursuant to such rights, options or warrants.

Any decrease made under this clause (c) shall be made successively whenever any such rights, options or warrants are distributed and shall become effective immediately after the open of business on the Ex-Dividend Date for such distribution. To the extent that shares of the Common Stock are not delivered after the expiration of such rights, options or warrants, the Conversion Price shall be increased to the Conversion Price that would then be in effect had the increase with respect to the distribution of such rights, options or warrants been made on the basis of delivery of only the number of shares of the Common Stock actually delivered. If such rights, options or warrants are not so distributed, the Conversion Price shall be increased to the Conversion Price that would then be in effect if such record date for such distribution had not occurred.

For purposes of this clause (c), in determining whether any rights, options or warrants entitle the holders to subscribe for or purchase shares of the Common Stock at a price per share less than such average of the Last Reported Sale Prices of the Common Stock for the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the announcement date for such distribution, and in determining the aggregate offering price of such shares of the Common Stock, there shall be taken into account any consideration received by the Corporation for such rights, options or warrants and any amount payable upon exercise or conversion thereof, the value of such consideration, if other than cash, as reasonably determined by the Corporation in good faith.

(d) Distributions of Equity Securities, Indebtedness, other Securities, Assets or Property. If the Corporation distributes shares of its Equity Securities, evidences of its Indebtedness, other assets or property of the Corporation or rights, options or warrants to acquire its Equity Securities or other securities to all or substantially all holders of Common Stock, excluding:

(i) dividends or distributions as to which adjustment is required to be effected pursuant to clause (b) or (c) above;

(ii) rights issued to all holders of the Common Stock pursuant to a rights plan, where such rights are not presently exercisable, trade with the Common Stock and the plan provides that the holders of Shares of Series A Preferred Stock will receive such rights along with any Common Stock received upon conversion of the Notes;

(iii) dividends or distributions in which Series A Preferred Stock participates on an as-converted basis pursuant to Section 4.4; and

(iv) Spin-Offs described below in this clause (d) and a Specified Spin-Off Transaction for which the adjustments in Section 8.7(l) and Section 8.7(m) shall apply,

then the Conversion Price shall be decreased based on the following formula:

CP1	=	CP0	×	SP0 – FMV

SP0

where,

CP1	=	the Conversion Price in effect immediately after the open of business on the Ex-Dividend Date for such distribution;

CP0	=	the Conversion Price in effect immediately prior to the open of business on the Ex-Dividend Date for such distribution;

SP0	=	the average of the Last Reported Sale Prices of the Common Stock over the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the Ex-Dividend Date for such distribution; and

FMV	=	the fair market value (as determined by the Board in good faith) of the shares of Equity Securities, evidences of Indebtedness, securities, assets or property distributed with respect to each outstanding share of the Common Stock immediately prior to the open of business on the Ex-Dividend Date for such distribution.

Any decrease made under the portion of this clause (d) above shall become effective immediately after the open of business on the Ex-Dividend Date for such distribution. If such distribution is not so paid or made, the Conversion Price shall be increased to be the Conversion Price that would then be in effect if such distribution had not been declared.

Notwithstanding the foregoing, if “FMV” (as defined above) is equal to or greater than “SP0” (as defined above), in lieu of the foregoing decrease, each holder of Shares of Series A Preferred Stock may elect to receive at the same time and upon the same terms as holders of shares of Common Stock without having to convert its Series A Preferred Stock, the amount and kind of the Equity Securities, evidences of the Corporation’s Indebtedness, other assets or property of the Corporation or rights, options or warrants to acquire its Equity Securities or other securities of the Corporation that such holder would have received as if such holder owned a number of shares of Common Stock into which the Share of Series A Preferred Stock was convertible at the Conversion Price in effect on the Ex-Dividend Date for the distribution. If the Board of Directors determines the “FMV” (as defined above) of any distribution for purposes of this clause (d) by reference to the actual or when-issued trading market for any securities, it shall in doing so consider the prices in such market over the same period used in computing the Last Reported Sale Prices of the Common Stock over the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the Ex-Dividend Date for such distribution.

With respect to an adjustment pursuant to this clause (d) where there has been a payment of a dividend or other distribution on the Common Stock in shares of Equity Securities of any class or series, or similar equity interests, of or relating to a Subsidiary or other business unit of the Corporation that will be, upon distribution, listed on a U.S. national or regional securities exchange (a “Spin-Off”) (other than a Standalone Specified Spin-Off Transaction pursuant to Section 8.7(l) or a Specified Spin-Off Transaction consummated in connection with a Subsequent Transaction pursuant to Section 8.7(m)), the Conversion Price shall be decreased based on the following formula:

CP1	=	CP0	×	MP0

FMV + MP0

where,

CP1	=	Conversion Price in effect immediately after the end of the Valuation Period;

CP0	=	the Conversion Price in effect immediately prior to the end of the Valuation Period;

FMV	=	the average of the Last Reported Sale Prices of the Equity Securities or similar equity interest distributed to holders of the Common Stock applicable to one share of the Common Stock (determined by reference to the definition of Last Reported Sale Price as set forth in Section 2 as if references therein to Common Stock were to such Equity Securities or similar equity interest) over the first 10 consecutive Trading Day period after, and including, the Ex-Dividend Date of the Spin-Off (the “Valuation Period”); and

MP0	=	the average of the Last Reported Sale Prices of the Common Stock over the Valuation Period.

Any adjustment to the Conversion Price under the preceding paragraph of this clause (d) shall be made immediately after the close of business on the last Trading Day of the Valuation Period. If the Conversion Date for any share of Series A Preferred Stock to be converted occurs on or during the Valuation Period, then, notwithstanding anything to the contrary in this Certificate of Designations, the Corporation will, if necessary, delay the settlement of such conversion until the second (2nd) Business Day after the last Trading Day of the Valuation Period.

Notwithstanding the foregoing, if the “FMV” (as defined above) is equal to or greater than the Daily VWAP of the Common Stock over the Valuation Period, in lieu of the foregoing decrease, each holder of Shares of Series A Preferred Stock may elect to receive at the same time and upon the same terms as holders of shares of Common Stock without having to convert its Shares of Series A Preferred Stock, the amount and kind of Equity Securities or similar equity interest that such holder would have received as if such holder owned a number of shares of Common Stock into which the Series A Preferred Stock was convertible at the Conversion Price in effect on the Ex-Dividend Date for the distribution.

(e) [Reserved].

(f) Tender Offer, Exchange Offer. If the Corporation or any of its Subsidiaries makes a payment in respect of a tender offer or exchange offer for the Common Stock, to the extent that the cash and value of any other consideration included in the payment per share of the Common Stock exceeds the average of the Last Reported Sale Prices of the Common Stock over the 10 consecutive Trading Day period commencing on, and including, the Trading Day next succeeding the last date (the “Expiration Date”) on which tenders or exchanges may be made pursuant to such tender or exchange offer (as it may be amended), the Conversion Price shall be decreased based on the following formula:

CP1	=	CP0	×	SP1 × OS0

AC + ( SP1 × OS1)

where,

CP1	=	the Conversion Price in effect immediately after the close of business on the 10th Trading Day immediately following, and including, the Trading Day next succeeding the Expiration Date;

CP0	=	the Conversion Price in effect immediately prior to the close of business on the 10th Trading Day immediately following, and including, the Trading Day next succeeding the Expiration Date;

AC	=	the aggregate value of all cash and any other consideration (as determined by the Board in good faith) paid or payable for shares purchased or exchanged in such tender or exchange offer;

SP1	=	the average of the Last Reported Sales Prices of the Common Stock of over the ten (10) consecutive Trading Day period beginning on, and including, the Trading Day next succeeding the Expiration Date;

OS1	=	the number of shares of the Common Stock outstanding immediately after the close of business on the Expiration Date (adjusted to give effect to the purchase or exchange of all shares accepted for purchase in such tender offer or exchange offer); and

OS0	=	the number of shares of the Common Stock outstanding immediately prior to the Expiration Date (prior to giving effect to such tender offer or exchange offer).

provided, however, that the Conversion Price will in no event be adjusted up pursuant to this Section 8(f), except to the extent provided in the immediately following paragraph. The adjustment to the Conversion Price pursuant to this Section 8(f) will be calculated as of the close of business on the 10th Trading Day immediately following, and including, the Trading Day next succeeding the Expiration Date. If the Conversion Date for any share of Series A Preferred Stock to be converted occurs on the Expiration Date or during the Tender/Exchange Offer Valuation Period, then, notwithstanding anything to the contrary in this Certificate of Designations, the Corporation will, if necessary, delay the settlement of such conversion until the second (2nd) Business Day after the last Trading Day of the Tender/Exchange Offer Valuation Period.

(g) Adjustment for Reorganization Events. If there shall occur any reclassification, statutory share exchange, reorganization, recapitalization, consolidation or merger involving the Corporation with or into another Person in which the Common Stock (but not the Series A Preferred Stock) is converted into or exchanged for securities, cash or other property (excluding a merger solely for the purpose of changing the Corporation’s jurisdiction of incorporation) including a Fundamental Change (without limiting the rights of holders of Series A Preferred Stock or the Corporation with respect to any Fundamental Change) (a

“Reorganization Event”), then, subject to Section 5, following any such Reorganization Event, each Share of Series A Preferred Stock shall remain outstanding and be convertible into the number, kind and amount of securities, cash or other property which a holder of such Share of Series A Preferred Stock would have received in such Reorganization Event had such holder converted its Shares of Series A Preferred Stock into the applicable number of shares of Common Stock immediately prior to the effective date of the Reorganization Event using the Conversion Price applicable immediately prior to the effective date of the Reorganization Event; and, in such case, appropriate adjustment (as determined in good faith by the Board) shall be made in the application of the provisions in this Section 8.7 set forth with respect to the rights and interest thereafter of the holders of Series A Preferred Stock, to the end that the provisions set forth in this Section 8.7 (including provisions with respect to changes in and other adjustments of the Conversion Price) shall thereafter be applicable, as nearly as reasonably practicable, in relation to any shares of stock or other property thereafter deliverable upon the conversion of the Series A Preferred Stock. Without limiting the Corporation’s obligations with respect to a Fundamental Change, the Corporation (or any successor) shall, no less than twenty (20) calendar days prior to the occurrence of any Reorganization Event, provide written notice to the holders of Series A Preferred Stock of the expected occurrence of such event and of the kind and amount of the cash, securities or other property that each Share of Series A Preferred Stock is expected to be convertible into under this Section 8.7(g). Failure to deliver such notice shall not affect the operation of this Section 8.7(g). The Corporation shall not enter into any agreement for a transaction constituting a Reorganization Event unless, to the extent that the Corporation is not the surviving corporation in such Reorganization Event, or will be dissolved in connection with such Reorganization Event, proper provision shall be made in the agreements governing such Reorganization Event for the conversion of the Series A Preferred Stock into stock of the Person surviving such Reorganization Event or such other continuing entity in such Reorganization Event.

(h) Stockholders’ Rights Plan. To the extent that any stockholders’ rights plan adopted by the Corporation is in effect upon conversion of the Shares of Series A Preferred Stock, the holders of Shares of Series A Preferred Stock will receive, in addition to any Common Stock due upon conversion, the appropriate number of rights, if any, under the applicable rights agreement (as the same may be amended from time to time). However, if, prior to any conversion, the rights have separated from the shares of the Common Stock in accordance with the provisions of the applicable stockholders’ rights plan, the Conversion Price will be adjusted at the time of separation as if the Corporation distributed to all holders of the Common Stock, shares of Equity Securities, evidences of Indebtedness, securities, assets or property as described in clause (d) above, subject to readjustment in the event of the expiration, termination or redemption of such rights.

(i) Other Issuances. Except as stated in this Section 8.7, the Corporation shall not adjust the Conversion Price for the issuances of shares of Common Stock or any securities convertible into or exchangeable for shares of Common Stock or rights to purchase shares of Common Stock or such convertible or exchangeable securities.

(j) Adjustment at the Discretion of the Board. The Corporation shall be permitted to decrease the Conversion Price by any amount for a period of at least 20 Business Days if the Board determines in good faith that such decrease would be in the best interest of the Corporation. In addition, to the extent permitted by applicable law and subject to the applicable rules of any exchange on which any of the Corporation’s securities are then listed, the Corporation also may (but is not required to) decrease the Conversion Price to avoid or diminish income tax to holders of Common Stock or rights to purchase shares of Common Stock in connection with a dividend or distribution of shares (or rights to acquire shares) or similar event. Whenever the Conversion Price is decreased pursuant to either of the preceding two sentences, the Corporation shall deliver to the holders of the Series A Preferred Stock a notice of the decrease at least fifteen (15) days prior to the date the decreased Conversion Price takes effect, and such notice shall state the decreased Conversion Price and the period during which it will be in effect.

(k) Adjustment Upon Make-Whole Fundamental Change.

(i) If the Event Effective Date of a Make-Whole Fundamental Change occurs and a holder of Shares of Series A Preferred Stock elects to convert any or all of its Shares of Series A Preferred Stock in connection with such Make-Whole Fundamental Change, the Corporation shall, in addition to the shares of Common Stock otherwise issuable upon conversion of such Shares of Series A Preferred Stock, issue an additional number of shares of Common Stock (the “Additional Shares”) upon surrender of such Shares of Series A Preferred Stock for conversion as described in this Section 8.7(k). A conversion of Shares of Series A Preferred Stock shall be deemed for these purposes to be “in connection with” such Make-Whole Fundamental Change if the relevant Notice of Conversion is received by the Corporation during the period from the open of business on the Event Effective Date of the Make-Whole Fundamental Change to the date that is twenty (20) Trading Days following the Event Effective Date (or, in the case of a Make-Whole Fundamental Change that would have been a Fundamental Change but for the proviso in clause (b) of the definition thereof, the 35th Trading Day immediately following the Event Effective Date of such Make-Whole Fundamental Change) (such period, the “Make-Whole Fundamental Change Period”).

(ii) The number of Additional Shares, if any, issuable in connection a Make-Whole Fundamental Change shall be determined by reference to the table below, based on:

(a) the date on which the Make-Whole Fundamental Change occurs or becomes effective (the “Event Effective Date”) and

(b) the price paid (or deemed to be paid) per share of the Common Stock in the Make-Whole Fundamental Change, as described in the succeeding paragraph (the “Stock Price”).

If the holders of the Common Stock receive only cash in a Make-Whole Fundamental Change described in clause (b) of the definition of Fundamental Change, the Stock Price shall be the cash amount paid per share. Otherwise, the Stock Price shall be the average of the Last Reported Sale Prices per share of the

Common Stock over the five Trading Day period ending on, and including, the Trading Day immediately preceding the Event Effective Date of the Make-Whole Fundamental Change. The Board shall make appropriate adjustments to the Stock Price, in its good faith determination, to account for any adjustment to the Conversion Price that becomes effective, or any event requiring an adjustment to the Conversion Price where the Ex-Dividend Date, effective date or expiration date of the event occurs during such five Trading Day period.

(iii) The Stock Prices set forth in the column headings of the table below shall be adjusted as of any date on which the Conversion Price is otherwise adjusted. The adjusted Stock Prices shall equal (i) the Stock Prices applicable immediately prior to such adjustment, multiplied by (ii) a fraction, the numerator of which is the Conversion Price immediately prior to such adjustment giving rise to the Stock Price adjustment and the denominator of which is the Conversion Price as so adjusted. The Additional Shares issuable upon conversion set forth in the table below shall be adjusted in the same manner and at the same time as the Conversion Price as set forth in this Section 8.7.

(iv) The following table sets forth the number of Additional Shares issuable upon conversion of Series A Preferred Stock pursuant to this Section 8.7(k) for each Stock Price and Event Effective Date set forth below:

Year	$44.24	$47.75	$50.00	$55.00	$60.00	$65.00	$70.00	$71.62	$75.00	$80.00	$85.00	$90.00	$95.00	$100.00
0	1.6607	1.4873	1.3902	1.2053	1.0542	0.9285	0.8227	0.7918	0.7324	0.6548	0.5873	0.5283	0.4764	0.4305
1	1.6607	1.3579	1.2656	1.0922	0.9525	0.8380	0.7426	0.7149	0.6619	0.5928	0.5331	0.4810	0.4352	0.3946
2	1.6607	1.1345	1.0404	0.8678	0.7348	0.6311	0.5490	0.5261	0.4832	0.4295	0.3851	0.3476	0.3154	0.2874
3	1.6607	0.9636	0.8512	0.6365	0.4600	0.3128	0.1884	0.1522	0.0820	0.0000	0.0000	0.0000	0.0000	0.0000
4	1.6607	0.9518	0.8416	0.6305	0.4565	0.3109	0.1876	0.1515	0.0817	0.0000	0.0000	0.0000	0.0000	0.0000
5	1.6607	0.9066	0.8030	0.6040	0.4390	0.3000	0.1814	0.1467	0.0792	0.0000	0.0000	0.0000	0.0000	0.0000
6	1.6607	0.7749	0.6870	0.5204	0.3832	0.2660	0.1637	0.1332	0.0728	0.0000	0.0000	0.0000	0.0000	0.0000
7	1.6607	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000

The exact Stock Price or Event Effective Date may not be set forth in the table above, in which case:

(a) if the Stock Price is between two Stock Prices in the table or the Event Effective Date is between two Event Effective Dates in the table, the number of Additional Shares shall be determined by a straight-line interpolation between the number of Additional Shares set forth for the higher and lower Stock Prices and the earlier and later Event Effective Dates in the table above, as applicable, based on a 365- or 366-day year, as the case may be;

(b) if the Stock Price is greater than $100.00 per share (subject to adjustment in the same manner as the Stock Prices set forth in the column headings of the table above), no Additional Shares shall be issued; and

(c) if the Stock Price is less than $44.24 per share (subject to adjustment in the same manner as the Stock Prices set forth in the column headings of the table above), no Additional Shares shall be issued.

(v) Nothing in this Section 8.7(k) shall prevent any other adjustment to the Conversion Price pursuant to this Section 8.7 in respect of a Make-Whole Fundamental Change.

(l) Adjustment Upon Standalone Specified Spin-Off Transaction. If the Corporation consummates a Standalone Specified Spin-Off Transaction, the Conversion Price shall be adjusted by multiplying the Conversion Price in effect prior to the Standalone Specified Spin-Off Transaction by the Spin-Off Transaction Adjustment Ratio. In the event that preferred stock of Spin-Co is issued to holders of Series A Preferred Stock in exchange for all or a portion of such Series A Preferred Stock pursuant to the terms of the Investment Agreement (the “Spin-Co Preferred Stock”), in connection with a Standalone Specified Spin-Off Transaction, the conversion price for the Spin-Co Preferred Stock will be calculated by multiplying the Conversion Price in effect prior to the Specified Spin-Off Transaction by the Spin-Co Spin-Off Transaction Adjustment Ratio.

(m) Adjustment Upon Specified Spin-Off Transaction and Subsequent Transaction. In the event that the Corporation consummates a Subsequent Transaction in connection with a Specified Spin-Off Transaction, the Conversion Price shall be adjusted by multiplying the Conversion Price in effect prior to the Specified Spin-Off Transaction by the Spin-Off Transaction Adjustment Ratio; provided, that in the event the Spin-Off Transaction Adjustment Ratio is greater than 0.625, it shall be deemed to be 0.625 for purposes of this adjustment to the Conversion Price and in the event that the Spin-Off Adjustment Ratio is less than 0.45, it shall be deemed to be 0.45 for purposes of this adjustment to the Conversion Price (such limitations, the “Adjustment Limitations”). Holders of the Series A Preferred Stock will not be entitled to receive Spin-Off Transaction Shares in the Specified Spin-Off Transaction and Subsequent Transaction.

(n) Rounding; Par Value; De-minimis Adjustments. All calculations under Section 8.7 shall be made to the nearest 1/10,000th of a cent or to the nearest 1/10,000th of a share, as the case may be. No adjustment in the Conversion Price shall reduce the Conversion Price below the then par value of the Common Stock. If an adjustment to the Conversion Price otherwise required by this Section 8.7 would result in a change of less than 1% to the Conversion Price, then, notwithstanding anything to the contrary in this Section 8.7, the Corporation may, at its election, defer and carry forward such adjustment, except that all such deferred adjustments must be given effect (i) when all such deferred adjustments would result in an aggregate change to the Conversion Price of at least 1%, (ii) on the Conversion Date of any share of Series A Preferred Stock, (iii) on the effective date of any Fundamental Change and/or Make-Whole Fundamental Change and (iv) in connection with Dividends paid on the Common Stock pursuant to Section 4.4 hereof.

(o) Treatment of Pre-Record Date Adjustments. Notwithstanding this Section 8.7 or any other provision of this Certificate of Designations, if a Conversion Price adjustment becomes effective on any Ex-Dividend Date, and a holder that has converted its Series A Preferred Stock on or after such Ex-Dividend Date and on or prior to the related record date would be treated as the record holder of the shares of Common Stock as of the related Conversion Date based on an adjusted Conversion Price for such Ex-Dividend Date, then, notwithstanding the Conversion Price adjustment provisions in this Section 8.7, the Conversion Price adjustment relating to such Ex-Dividend Date shall not be made for such converting holder. Instead, such holder shall be treated as if such holder were the record owner of the shares of Common Stock on an unadjusted basis and participate in the related dividend, distribution or other event giving rise to such adjustment.

(p) Notwithstanding anything to the contrary in this Section 8, the Conversion Price shall not be adjusted:

(i) upon the issuance of any shares of Common Stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on the Corporation’s securities and the investment of additional optional amounts in shares of Common Stock under any plan;

(ii) upon the issuance of any shares of Common Stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by the Corporation or any of the Corporation’s Subsidiaries;

(iii) upon the issuance of any shares of the Common Stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security not described in clause (ii) of this subsection and outstanding as of Original Issuance Date;

(iv) upon the repurchase of any shares of Common Stock pursuant to an open market share repurchase program or other buy back transaction, including structured or derivative transactions, that is not a tender or exchange offer of the kind described in Section 8.7(f);

(v) solely for a change in the par value of the Common Stock; or

(vi) for accrued and unpaid Dividends, if any.

(q) Certificate as to Adjustment.

(i) As promptly as reasonably practicable following any adjustment of the Conversion Price, but in any event not later than thirty (30) days thereafter, the Corporation shall furnish to each holder of record of Series A Preferred Stock at the address specified for such holder in the books and records of the Corporation (or at such other address as may be provided to the Corporation in writing by such holder) a certificate of an executive officer setting forth in reasonable detail such adjustment and the facts upon which it is based and certifying the calculation thereof.

(ii) As promptly as reasonably practicable following the receipt by the Corporation of a written request by any holder of Series A Preferred Stock, but in any event not later than thirty (30) days thereafter, the Corporation shall furnish to such holder a certificate of an executive officer certifying the Conversion Price then in effect and the number of Conversion Shares or the amount, if any, of other shares of stock, securities or assets then issuable to such holder upon conversion of the Shares of Series A Preferred Stock held by such holder.

(r) Notices. In the event:

(i) that the Corporation shall take a record of the holders of its Common Stock (or other capital stock or securities at the time issuable upon conversion of the Series A Preferred Stock) for the purpose of entitling or enabling them to receive any dividend or other distribution, to vote at a meeting (or by written consent), to receive any right to subscribe for or purchase any shares of capital stock of any class or any other securities, or to receive any other security; or

(ii) of any capital reorganization of the Corporation, any reclassification of the Common Stock of the Corporation, any consolidation or merger of the Corporation with or into another Person, or sale of all or substantially all of the Corporation’s assets to another Person; or

(iii) of the voluntary or involuntary dissolution, liquidation or winding-up of the Corporation;

then, and in each such case, unless the Corporation has previously publicly announced such information (including through filing or furnishing such information with the Securities and Exchange Commission), the Corporation shall send or cause to be sent to each holder of record of Series A Preferred Stock at the address specified for such holder in the books and records of the Corporation (or at such other address as may be provided to the Corporation in writing by such holder) at least ten (10) days prior to the applicable record date or the applicable expected effective date, as the case may be, for the event, a written notice specifying, as the case may be, (A) the record date for such dividend, distribution, meeting or consent or other right or action, and a description of such dividend, distribution or other right or action to be taken at such meeting or by written consent, or (B) the effective date on which such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding-up is proposed to take place, and the date, if any is to be fixed, as of which the books of the Corporation shall close or a record shall be taken with respect to which the holders of record of Common Stock (or such other capital stock or securities at the time issuable upon conversion of the Series A Preferred Stock) shall be entitled to exchange their shares of Common Stock (or such other capital stock or securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding-up, and the amount per share and character of such exchange applicable to the Series A Preferred Stock and the Conversion Shares.

9. Reissuance of Series A Preferred Stock. Shares of Series A Preferred Stock that have been issued and reacquired by the Corporation in any manner, including shares purchased or redeemed or exchanged or converted, shall (upon compliance with any applicable provisions of the laws of Delaware) have the status of authorized but unissued shares of Preferred Stock of the Corporation undesignated as to series and may be designated or re-designated and issued or reissued, as the case may be, as part of any series of preferred stock of the Corporation, provided that any issuance of such shares as Series A Preferred Stock must be in compliance with the terms hereof.

10. Notices. Except as otherwise provided herein, all notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by e-mail of a PDF document if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent (a) to the Corporation, at its principal executive offices and (b) to any stockholder, at such holder’s address at it appears in the stock records of the Corporation (or at such other address for a stockholder as shall be specified in a notice given in accordance with this Section 10).

11. Amendments and Waiver.

(a) Amendments Generally. No provision of this Certificate of Designations may be amended, modified or waived, whether by merger, consolidation or otherwise, except by an instrument in writing executed by the Corporation and holders of a majority of outstanding Shares of Series A Preferred Stock, and any such written amendment, modification or waiver will be binding upon the Corporation and each holder of Series A Preferred Stock; provided, that any amendment, whether by merger, consolidation or otherwise, to (A)(i) decrease the Stated Value or Accumulated Stated Value, Optional Redemption Price, Corporation Redemption Price or Dividend Rate of any Share of Series A Preferred Stock or otherwise amend or modify in any manner adverse to a holder of Series A Preferred Stock the Corporation’s obligations to pay, or the circumstances under which the Corporation is obligated to offer or pay, the Optional Redemption Price or the Corporation Redemption Price, (ii) adversely affect the right of a holder of Series A Preferred Stock to convert Series A Preferred Stock into Common Stock or otherwise modify the provisions with respect to conversion in a manner adverse to a holder of Series A Preferred Stock, or increase the Conversion Price (or any amendment, modification or waiver, whether by merger or otherwise, which would in its application increase the Conversion Price) (subject to such modifications as are required under this Certificate of Designations) or (iii) otherwise amend any other terms of the Series A Preferred Stock in a manner that would have a disproportionate adverse effect on any holder of the Series A Preferred Stock as compared to other holders of the Series A Preferred Stock, requires the consent of holders of each Share of Series A Preferred Stock and to (B) without limiting the foregoing, amend or modify the provisions of Section 8.7 requires the consent of holders of 90% of the outstanding Shares of Series A Preferred Stock. The holders of Series A Preferred Stock shall have all remedies available at law or in equity for a breach of this Certificate of Designations, including the right to seek specific performance. Any action by the Corporation without the consent of holders of Shares of Series A Preferred Stock required by this Section 11 is expressly ultra vires and shall be void ab initio and any action or attempted action, any contracts, amendments or other documentation thereof or related thereto are expressly null and void.

(b) [Reserved.]

12. Withholding. The Corporation and its paying agent shall be entitled to withhold Taxes on all payments on the Series A Preferred Stock or Common Stock or other securities issued upon conversion of the Series A Preferred Stock in each case to the extent required by applicable Law; provided that to the extent that the holders of Series A Preferred Stock have previously delivered an appropriate IRS Form W-8 or W-9 to the Corporation establishing an exemption for

U.S. federal withholding (including backup withholding), the Corporation shall not be permitted to withhold unless the Corporation has provided such a holder advance written notice of its intent to withhold at least five (5) days prior to the payment of the amount subject to withholding, and has given such a holder a reasonable opportunity to provide any form or certificate available to reduce or eliminate such withholding. Within a reasonable amount of time after making such withholding payment, the Corporation shall furnish the applicable holder with copies of any tax certificate, receipt or other documentation reasonably acceptable to the holder evidencing such payment.

13. Tax Matters. Absent a change in Tax law (a “Change in Tax Law”), or a contrary determination (as defined in Section 1313(a)(1) of the Code), the holders of Series A Preferred Stock and the Corporation agree (i) to treat the Series A Preferred Stock as “common stock” and not “preferred stock” for purposes of Section 305 of the Code and Treasury Regulations Section 1.305-5, (ii) not to treat any dividend paid on the Corporation’s Common Stock in which the Series A Preferred Stock participates as giving rise to a “disproportionate distribution” within the meaning of Section 305(b)(2) of the Code, and (iii) not to take any action that would reasonably be expected to cause any holder of the Series A Preferred Stock to recognize taxable income by reason of the operation of Section 305(b)(2) of the Code. Absent a Change in Tax Law, or a contrary determination (as defined in Section 1313(a)(1) of the Code), the Corporation shall treat any adjustment to the Conversion Price pursuant to Section 8.7 as being made pursuant to a “bona fide, reasonable, adjustment formula” within the meaning of Treasury Regulations Section 1.305-7(b) for U.S. federal and applicable state and local income Tax and withholding purposes, and shall not take any position inconsistent with such treatment.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designations, Preferences and Rights to be executed this 31st day of January, 2023.

WESTERN DIGITAL CORPORATION

By:	/s/ Michael C. Ray
Name: Michael C. Ray
Title: Executive Vice President, Chief Legal Officer and Secretary